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                      August 17, 2023

       Xiaohua Qu
       Chief Executive Officer
       Canadian Solar Inc.
       545 Speedvale Avenue West
       Guelph, Ontario , Canada N1K 1E6

                                                        Re: Canadian Solar Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-33107

       Dear Xiaohua Qu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              David Zhang